UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 12, 2006  (May 10, 2006)

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue
Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 346-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act.

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.         Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On May 11, 2006, Smurfit-Stone Container Corporation (the “Company”) announced that Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a Delaware corporation and wholly owned subsidiary of the Company, and Smurfit-Stone Container Canada Inc., a company continued under the Companies Act (Nova Scotia) and a wholly owned subsidiary of SSCE (together with SSCE, the “Sellers”), and Bluegrass Container Company, LLC (the “Buyer”), a Delaware limited liability company formed by Texas Pacific Group, entered into an Asset Purchase Agreement (the “Purchase Agreement”) dated as of May 11, 2006 pursuant to which the Sellers agreed to sell the consumer packaging business, which is a division of the Company that designs, manufactures, sells and distributes folding cartons and coated recycled board, multiwall bags, flexible packaging and labels (the “Business”), and the assets and properties primarily relating to the Business (the “Purchased Assets”). A copy of the Company’s press release announcing the transaction is attached hereto as Exhibit 99.1.

Pursuant to the Purchase Agreement, the Buyer agreed to pay to the Sellers approximately $1.04 billion in cash, subject to certain closing and post-closing adjustments as provided in the Purchase Agreement, and to assume certain liabilities relating to the Business and the Purchased Assets. The Purchase Agreement contains customary representations and warranties and a non-competition provision that prohibits the Sellers from engaging in certain activities in the United States, Canada and Mexico for a period of up to five years from the closing. The Sellers’ indemnification obligations to the Buyer for breach of representations and warranties under the Purchase Agreement are limited to $125 million.

The Sellers have agreed to certain pre-closing covenants in the Purchase Agreement, including a covenant to conduct business in the ordinary course. In addition, the Sellers must prepay prior to closing specified issuances of industrial revenue bond indebtedness. Closing of the transaction is subject to customary closing conditions, including (i) no material adverse effect on the Business, (ii) receipt of certain third party consents, (iii) releases of certain third party liens, (iv) expiration of the waiting period required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) issuance and receipt of the appropriate certificates and determinations of the Canadian Commission of Competition under the Competition Act (Canada), as amended.

The transaction is expected to close on the fifth business day following the date upon which all of the closing conditions are satisfied or waived, or on such other date as is agreed upon by the parties.

Steven J. Klinger’s Employment Arrangements

In connection with Steven J. Klinger’s appointment as the Company’s president and chief operating officer, which is more fully described in Item 5.02 of this Current Report on Form 8-K, the Company delivered to Mr. Klinger an offer letter (the “Offer Letter”) dated May 11, 2006, and entered into an employment agreement (the “Employment Agreement”) with Mr. Klinger dated as of May 11, 2006. The terms of the Offer Letter supplement those contained in the Employment Agreement.

The Employment Agreement

The Employment Agreement has an initial term of two years, with automatic one-day extensions for each day of the term that passes after May 11, 2006, unless sooner terminated in accordance with its terms. The intent of this provision is that the Employment Agreement be an “evergreen” agreement.

Pursuant to the Employment Agreement, Mr. Klinger will receive an annual base salary of $750,000, subject to adjustment, and he is eligible to participate in the Company’s annual performance bonus, long-term incentive and/or equity-based compensation plans, as well as any executive benefit plans, such as medical, dental and deferred compensation plans. Mr. Klinger will receive such perquisites as those received by other Company executives.

The Employment Agreement provides that if Mr. Klinger’s employment is terminated for any reason, he will be entitled to receive, among other things, (i) any earned, but unpaid, base salary through the date of termination, (ii) any annual incentive bonus or other incentive compensation for which the performance measurement period has ended, but which is unpaid at termination, and (iii) accrued but unpaid vacation (the “Fixed Termination Payments”).

In addition to the Fixed Termination Payments, if Mr. Klinger terminates his employment voluntarily for other than good reason, he will be entitled to a pro rata portion of the target bonus under the Company’s annual incentive plan for the year in which such termination occurs. If Mr. Klinger’s employment is terminated due to his death or disability, he (or his estate) will receive, in addition to the Fixed Termination Payments, a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs.  If Mr. Klinger’s employment is terminated by the Company other than for cause or voluntarily by Mr. Klinger for good reason, he will receive, in addition to the Fixed Termination Payments, (i) the base salary and annual bonus that the Company would have paid had his employment continued to the end of the employment term, (ii) the value of coverage under the Company’s benefit plans, (iii) reimbursement for outplacement services, and (iv) continued vesting of equity-based compensation for a specified period of time.

If within two years after a change in control, the Company terminates Mr. Klinger’s employment other than for cause, or Mr. Klinger terminates his employment voluntarily for good reason, he will receive, in addition to the Fixed Termination Payments and other things, (i) an amount equal to two times his then current salary, (ii) an amount equal to two times his bonus, and (iii) immediate vesting of all equity-based awards.

The Employment Agreement also provides for a non-competition and non-solicitation period ending two years following termination of Mr. Klinger’s employment with the Company.

The Offer Letter

The Offer Letter provides that Mr. Klinger will receive a one-time cash signing bonus of $750,000, plus 75,000 restricted stock units (“RSUs”) under the Company’s 2004 Long-Term Incentive Plan (the “Plan”). The RSUs would vest 100% on the third anniversary of the grant date (or upon an earlier change in control), but could be deferred at Mr. Klinger’s option. In addition, the Offer Letter provides that Mr. Klinger is entitled to participate in the Company’s Management Incentive Plan at a target award level of 100% of his base salary, prorated and guaranteed for 2006 at an amount equal to $435,000.

Pursuant to the terms of the Offer Letter, within 30 days of Mr. Klinger’s hire date the Company is obligated to award him 300,000 stock options under the Plan, with three-year corporate performance targets identical to those associated with the stock options granted to the Company’s senior management in March 2006. The Company is also obligated to grant to Mr. Klinger within 30 days of his hire date 150,000 stock options and 52,500 RSUs under the Plan, which will vest on the third anniversary of the grant date, with a guaranteed 2007 Plan award and anticipated awards thereafter equal to 75% of the award granted to the Company’s chief executive officer.

The Offer Letter further provides that Mr. Klinger will participate in all insurance and qualified retirement plans made available to senior management from time to time. In addition, he will receive financial and tax planning services, a company-paid country club membership and relocation expenses. The Company is also obligated to provide Mr. Klinger with a company-paid apartment for up to two years until his relocation.

Pursuant to the Offer Letter, the Company will provide Mr. Klinger with a supplemental non-qualified pension arrangement equivalent to that formerly provided to him by Georgia-Pacific Corporation, the exact terms of which are subject to further discussion and agreement.

The foregoing summaries of the material terms of the Offer Letter and the Employment Agreement are qualified in their entirety by reference to Exhibits 10.1 and 10.2 hereto, respectively.

Mr. Riconosciuto’s Termination Agreement

In connection with John M. Riconosciuto’s resignation as chief operating officer, which is more fully described in Item 5.02 of this Current Report on Form 8-K, Mr. Riconosciuto and the Company entered into a letter agreement dated May 10, 2006 (the “Riconosciuto Letter”).

Pursuant to the Riconosciuto Letter, Mr. Riconosciuto resigned as the Company’s chief operating officer as of May 10, 2006, and the employment agreement dated August 1, 2000 between the Company and Mr. Riconosciuto (the “Riconosciuto Employment Agreement”) was terminated as of May 10, 2006. Under the terms of the Riconosciouto Letter, all rights and obligations of the Company and Mr. Riconosciuto are deemed to be released and discharged; provided, however, that the Company will continue to pay Mr. Riconosciuto’s base salary as of May 10, 2006 and Mr. Riconosciuto will remain enrolled in the Company’s insurance plans until the earlier of (i) June 30, 2006, or (ii) the closing of the sale of the Business. Pursuant to the Riconosciuto Letter, provided that the sale of the Business is consummated on the general terms contemplated, on the closing date the Company will pay Mr. Riconosciuto an amount equal to 50% of his salary as of May 10, 2006, subject to applicable withholdings.

In addition, under the terms of the Riconosciuto Letter, all Company stock options and restricted stock units (“RSUs”) held by Mr. Riconosciuto, other than those forfeited as described below, will be treated in the same fashion as stock options and RSUs held by employees of the Business that are employed by the Buyer. Under the Riconosciuto Letter, Mr. Riconosciuto forfeited the following:  (i) 250,000 outperformance stock options granted on March 2, 2006, (ii) 87,500 other stock options granted on March 2, 2006, (iii) 50,000 RSUs granted on November 1, 2005, and (iv) 31,167 RSUs granted on March 2, 2006.

The foregoing summary of the material terms of the Riconosciuto Letter is qualified in its entirety by reference to Exhibit 10.3 hereto.

Item 1.02.         Termination of a Material Definitive Agreement.

Mr. Riconosciuto’s Employment Agreement

In connection with Mr. Riconosciuto’s resignation as chief operating officer, which is more fully described in Item 5.02 of this Current Report on Form 8-K, Mr. Riconosciuto and the Company agreed to terminate the Riconosciuto Employment Agreement. The description of the material terms of the termination of the Riconosciuto Employment Agreement is set forth in Item 1.01 to this Current Report on Form 8-K, which description is incorporated herein by reference and qualified in its entirety by reference to Exhibit 10.3 hereto.

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 11, 2006, the Company issued a press release announcing that effective May 10, 2006, John M. Riconosciuto resigned from his position as the Company’s chief operating officer to lead the Business being sold to the Buyer as described in Item 1.01 of this Current Report on Form 8-K. In addition, on May 11, 2006, the Company issued a press release announcing the appointment of Steven J. Klinger as the Company’s president and chief operating officer. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively.

Mr. Klinger, who is 47 years old, has spent his entire professional career in the paperboard packaging industry. Prior to joining the Company, Mr. Klinger spent 23 years at Georgia Pacific Corporation, most recently as Executive Vice President, Packaging. At Georgia Pacific Corporation, Mr. Klinger held numerous management roles of increasing responsibility, including executive vice president and president — packaging from 2003 to 2005, president — packaging & containerboard sales/logistics from 2002 to 2003, president — packaging from 2001 to 2002, and vice president — packaging operations from 2000 to 2001.

Mr. Klinger is a board member of the International Corrugated Case Association, Atlanta Academy, the Corr Alliance and Georgia State University Board of Advisors.

In connection with Mr. Klinger’s appointment as the Company’s president and chief operating officer, the Company delivered to Mr. Klinger the Offer Letter and entered into the Employment Agreement. The material terms of the Offer Letter and the Employment Agreement are summarized in Item 1.01 to this Current Report on Form 8-K, which summaries are incorporated herein by reference and qualified in their entirety by reference to Exhibits 10.1 and 10.2 hereto, respectively.

Item 9.01.         Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit Number	Description
10.1	Offer Letter dated as of May 11, 2006 between the Company and Steven J. Klinger
10.2	Employment Agreement dated as of May 11, 2006 between the Company and Steven J. Klinger
10.3	Letter Agreement dated as of May 10, 2006 between the Company and John M. Riconosciuto
99.1	Press Release dated as of May 11, 2006
99.2	Press Release dated as of May 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2006

SMURFIT-STONE CONTAINER CORPORATION

	By:	/s/ Craig A. Hunt
	Name:	Craig A. Hunt
	Title:	Senior Vice President, Secretary, and General Counsel